Exhibit 11

              BANDO McGLOCKLIN CAPITAL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                                          March 31,
                                                     1999           1998
                                                     ----           ----
Net income                                        $  898,100     $  455,847
Determination of shares:
Weighted average common shares
outstanding (basic)                                3,689,102      3,689,102
Assumed conversion of stock options
                                                       2,166          2,674
                                                   ---------      ---------
Weighted average common shares
outstanding (diluted)                              3,691,268      3,691,776
                                                   =========      =========
Basic earnings per share                               $0.24          $0.12
                                                       =====          =====
Diluted earnings per share                             $0.24          $0.12
                                                       =====          =====